Exhibit 99.1

FOR IMMEDIATE RELEASE

LM Funding Reports Third Quarter and Nine-Month 2015 Results

Tampa, Fla. – December 2, 2015 – LM Funding America, Inc. (NASDAQ: LMFAU), a specialty finance company offering unique funding solutions to community associations, today reported results for the three and nine month periods ended September 30, 2015.

Third Quarter 2015—Financial Results

Revenues in the third quarter of 2015 were $1.6 million compared to $2.0 million in the third quarter of 2014. The decrease was due to the decline in collections of the company’s original product, offset by an increase in collections related to the New Neighbor Guaranty product.

Operating expenses in the third quarter of 2015 totaled $1.0 million compared to $953,000 in the third quarter of 2014. The change was due to increased collection efforts in anticipation of a ramp in business activity following the company’s initial public offering (IPO), offset by a new agreement between the company and its law firms that lowered expenses.

Interest expense in the third quarter of 2015 was $163,000 compared to $241,000 in the third quarter of 2014. The decrease is attributable to the refinance of $7.4 million at 8% interest that occurred in December 2014.

Net income in the third quarter of 2015 totaled $371,000 compared to $746,000 in the third quarter of 2014. The decrease was due to lower revenues and higher operating expenses related to the expected ramp of collection activity, offset by a decrease in interest expense.

At September 30, 2015, cash and cash equivalents totaled $2.1 million compared to $2.0 million at December 31, 2014. Subsequent to the quarter’s end, the company raised $9.9 million in net proceeds during the IPO, which closed on October 23, 2015.

Nine Months Ended September 30, 2015—Financial Results

Revenues for the nine months ended September 30, 2015 were $5.2 million compared to $6.0 million in the same year-ago period. The decrease was due to the decline in collections of the company’s original product, offset by an increase in collections related to the New Neighbor Guaranty product.

Operating expenses in the nine months ended September 30, 2015 totaled $2.9 million compared to $3.2 million in the same year-ago period. The decrease was due to a new agreement between the company and its law firms, which lowered expenses offset by an increase in collection efforts in expectation of a ramp in business activity following the company’s IPO.

Interest expense in the nine months ended September 30, 2015 totaled $566,000 compared to $761,000 in the same year-ago period. The decrease is attributable to the refinancing in December 2014.

Net income in the nine months ended September 30, 2015 totaled $1.6 million compared to $1.9 million in the same year-ago period. The decrease was primarily due to lower revenues and expenses related to the anticipated ramp of activity, which are expected to lead to an increase in future revenues. The decrease in net income was partially offset by improved operating expense management and a decrease in interest expense.

Management Commentary

“During the quarter we saw the continued increase in demand for our New Neighbor Guaranty product, which guarantees homeowner and condominium owner associations’ future budgets,” said Bruce Rodgers, founder and CEO of LM Funding. “While we are pleased with our profitable results for the quarter, we anticipate an increase in collection activity during the remainder of 2015 and beyond supported by the recent influx of capital from our IPO.”

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations primarily located in the state of Florida, as well as in the states of Washington and Colorado. The company offers funding to associations by purchasing a certain portion of the associations’ rights to delinquent accounts that are selected by the associations arising from unpaid association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each association’s financial needs, including under the company’s New Neighbor Guaranty™ program. LM Funding America was founded in 2008 and is based in Tampa, Florida.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

- Tables to Follow -

LM FUNDING, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2015	December 31, 2014
	(Unaudited)
Cash	$2,106,865	$2,027,694
Finance receivables:
Original product	1,600,103	2,430,456
Special product—New Neighbor Guaranty program	939,633	1,042,805
Other Assets	1,196,707	1,207,403

Total assets	$5,843,308	$6,771,358

LIABILITIES AND MEMBERS’ DEFICIT
Notes payable	$8,266,232	$7,431,938
Other liabilities and obligations	516,680	472,597

Total liabilities	8,782,912	7,904,535

Members’ deficit	(3,038,317)	(1,144,212)
Noncontrolling interest	98,713	11,035

Total members’ deficit	(2,939,604)	(1,133,177)

Total liabilities and members’ deficit	$5,843,308	$6,771,358

LM FUNDING, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
REVENUES
Interest on delinquent association fees	$1,279,263	$1,597,274	$4,191,323	$4,892,770
Administrative and late fees	114,594	175,677	414,526	562,574
Recoveries in excess of cost—special product	79,457	64,390	222,784	141,343
Underwriting and origination fees	96,675	50,186	259,420	134,311
Rental revenue	38,010	93,522	123,682	251,178

Total revenues	1,607,999	1,981,049	5,211,735	5,982,176

EXPENSES
Operating Expenses	1,035,217	953,248	2,902,492	3,246,948

OPERATING INCOME	572,782	1,027,801	2,309,243	2,735,228

Interest	163,361	240,806	566,186	760,500

INCOME BEFORE NON-CONTROLLING INTEREST	409,421	786,995	1,743,057	1,974,728

INCOME ATTRIBUTED TO NON-CONTROLLING INTEREST	(38,410)	(40,942)	(123,693)	(127,854)

NET INCOME	$371,011	$746,053	$1,619,364	$1,846,874

LM FUNDING, LLC AND SUBSIDIARIES

CONSOLIDATED CONSOLICATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES	1,727,158	1,905,035

CASH FLOWS FROM INVESTING ACTIVITIES	908,775	942,505

CASH FLOWS FROM FINANCING ACTIVITIES	(2,556,762)	(2,201,881)

NET INCREASE IN CASH	79,171	645,659
CASH—BEGINNING OF PERIOD	2,027,694	764,850

CASH—END OF PERIOD	$2,106,865	$1,410,509

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